[FILED
[In the Office of the
[Secretary of State of the
[State of Nevada
[JAN 26 1972
[/s/ John Koontz, Secretary of State
[JOHN KOONTZ


                              CERTIFICATE OF AMENDMENT TO
                             THE ARTICLES OF INCORPORATION
                                          OF
                                CHAMPION VENTURES, INC.

Pursuant to the provisions of the Nevada General Corporation Law, Champion Ventures. Inc. hereby adopts the following Certificate of Amendment to its Articles of Incorporation:

FIRST:  The name of the Corporation is Champion Ventures, Inc.

SECOND: The Articles of Incorporation were amended by the stockholders of the Corporation on December 11, 1971, in the manner prescribed by the Nevada General Corporation Law as follows:

ARTICLE VI of the Articles of Incorporation as presently in effect, is deleted, and the following substituted therefor:

"ARTICLE VI: Capital Stock

The authorized capital stock of the Corporation shall consist of 20,000,000 shares of common stock having a par value of one cent ($0.01)."

THIRD: The number of shares of the Corporation's stock outstanding at the time of such adoption was 3,066,500 mid the number of shares entitled to vote thereon was 3,066,500.

FOURTH: The designation of outstanding shares entitled to vote thereon as a class was as follows:

Class                         Number of Shares

$0.01 par value common
 stock                          3.066,500

FIFTH: The number of shares voted for such amendment was 2,321,850, and the number of shares voted against such amendment was 46,300.

SIXTH: The number of shares of each class entitled to vote thereon voted for and against such amendment respectively was:

Class                              Number of Shares Voted
                                    For              Against

$0.01 par value common stock       2,321,850         46,300

SEVENTH: The manner in which the amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment in as follows:

The stated capital was increased from $100.000 to $2OO,000 as the result of increasing the total number of authorized shares from 10,000,000 to 20,000,000.

CHAMPION VENTURES, INC.

By:  /s/ H.A. Hackathorn
     President

By:  /s/Carolyn Connelly
     Assistant Secretary

Dated: December 17, 1971

STATE OF COLORADO         )
                          ) ss.
CITY AND COUNTY OF DENVER )

Before me, Mary Lue Hanlon, a notary public in and for said county and state personally appeared H. A. Hackathorn and Carolyn Connelly who acknowledged before me that they are the President and Assistant Secretary respectively, of Champion Ventures Inc,. a Nevada corporation, and that they signed the foregoing Certificate of Amendment of Articles of Incorporation as their free and voluntary acts and deeds for the uses and purposes therein set forth, and that the facts contained therein are true.

IN WITNESS WHEREOF, I hereunto set my hand and seal this 17th day of December, 1971.

/s/Mary Lue Hanoln
Notary Public

My Commission expires May 7, 1972.